EXHIBIT 99

COMPUTER SCIENCES CORPORATION
REVENUES BY MARKET SECTOR
(In millions)

	First Quarter Ended		% of Total
	July 4, 2003	June 28, 2002	Fiscal 2004	Fiscal 2003

Global commercial:
U.S. commercial	$ 962.1	$ 996.1	27%	36%
Europe	819.2	678.8	23	25
Other International	293.3	287.5	8	10
Total	2,074.6	1,962.4	58	71

U.S. federal government:
Department of Defense	904.6	472.5	26	17
Civil agencies	575.6	318.8	16	12
Total	1,480.2	791.3	42	29
Total Revenues	$3,554.8 =======	$2,753.7 ======	100% =====	100% =====